ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

LORD ABBETT SERIES FUND, INC.

LORD ABBETT SERIES FUND, INC., a Maryland corporation having its principal office c/o The Prentice-Hall Corporation System, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202 (hereinafter called the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation, that:

FIRST, as provided in the Articles of Incorporation of the Corporation, as amended, (hereinafter called the “Articles”), the term “Class,” as used in these Articles of Amendment shall mean a separate and distinct class of Shares initially provided for in the Articles or from time to time created by the Board of Directors of the Corporation pursuant to Articles Supplementary.

SECOND, the Articles, as heretofore amended, are hereby further amended to change the names and designations of certain Classes of the Corporation as set forth below:

“All Value Portfolio” to “Fundamental Equity Portfolio”;

“America’s Value Portfolio” to “Capital Structure Portfolio”;

“Large-Cap Core Portfolio” to “Classic Stock Portfolio”; and

“International Portfolio” to “International Opportunities Portfolio”

THIRD, on March 3, 2010 at least a majority of the entire Board of Directors of the Corporation duly adopted resolutions approving the foregoing amendment to the Articles.

FOURTH, the amendment of the Articles set forth herein has been duly approved by the Board of Directors of the Corporation and is limited to a change expressly permitted by § 2-605(a)(2) of the General Corporation Law of the State of Maryland to be made without action of the stockholders.

FIFTH, pursuant to § 2-610.1 of the General Corporation Law of the State of Maryland, the Board of Directors of the Corporation approved the foregoing name change be effective May 1, 2010.

SIXTH, the Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and Secretary and witnessed by its Vice President and Assistant Secretary on April 1, 2010.

LORD ABBETT SERIES FUND, INC.

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President and Secretary

WITNESS:

/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary

THE UNDERSIGNED, Vice President and Secretary of Lord Abbett Series Fund, Inc., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Vice President and Secretary